As filed with the Securities and Exchange Commission on December 17, 2010

Registration No.  333-156161

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3191847
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

363 7th Avenue, 13th Floor, New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Snap Interactive, Inc. Equity Incentive Plan
(Full title of the plan)

Clifford Lerner
Chief Executive Officer
363 7th Avenue, 13th Floor
New York, NY 10001
(Name and address of agent for service)

(516) 942-2030
(Telephone number, including area code, of agent for service)

Copies to:
Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: (732) 409-1212
Fax: (732) 577-1188

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

Snap Interactive, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to deregister unissued shares of the Registrant’s common stock,  par value $0.001 per share (the “Common Stock”), registered for issuance under the Snap Interactive, Inc. Equity Incentive Plan (the “Plan”) pursuant to the Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on December 16, 2008 (Registration No. 333-156161) (the “Registration Statement”). Pursuant to the Registration Statement, a total of 500,000 shares of Common Stock were originally registered for issuance under the Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of Common Stock registered pursuant to the Registration Statement automatically increased to 1,500,000 shares in connection with the Company’s three-for-one stock split that was completed in January 2010.

Pursuant to an undertaking made by the Registrant in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove and withdraw from registration all securities registered pursuant to the Registration Statement which remain unsold as of the date hereof.  Such removal and withdrawal is being effected because the Registrant’s Board of Directors has determined that it is in the Registrant’s best interests to terminate the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the date indicated.

SNAP INTERACTIVE, INC.

Date: December 17, 2010
/s/ Clifford Lerner
Clifford Lerner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Clifford Lerner	President, Chief Executive Officer, Chief Financial Officer, Chairman (principal executive officer, principal financial officer, principal accounting officer and sole director)	December 17, 2010
Clifford Lerner